Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew G. Backman
Chief Financial Officer	Senior Vice President — Investor Relations

iStar Financial Announces Second Quarter 2008 Results

•            Total revenues were $324 million, up 5.7% year-over-year.

•            Company recognizes $308 million of net gains on asset sales; records $217 million non-cash asset specific loan provisions and $45 million non-cash mark-to-market impairments.

•            Net income allocable to common shareholders was $20 million or $0.15 per diluted common share for the quarter.

•            Adjusted earnings plus net realized gains were $106 million or $0.79 per diluted common share.

•            Board of Directors approves $50 million common stock repurchase program.

•            Company estimates third quarter common stock dividend in the range of $0.30 - $0.40 per share.

•            Company revises full year 2008 adjusted earnings per diluted common share guidance to ($1.75) - ($1.00) and diluted GAAP earnings per share of ($1.00) - ($0.25).

NEW YORK - July 31, 2008 - iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, today reported results for the second quarter ended June 30, 2008.

iStar reported adjusted earnings (loss) for the quarter of ($1.46) per diluted common share, compared with $1.02 for the second quarter 2007. Including net realized gains of $308.4 million, adjusted earnings allocable to common shareholders for the quarter were $0.79 per diluted common share. Adjusted earnings (loss) allocable to common shareholders for the second quarter 2008 were ($196.2) million, compared with $130.0 million for the second quarter 2007. Including net realized gains of $308.4 million, adjusted earnings allocable to common shareholders for the quarter were $105.9 million. Adjusted earnings (loss) represent net income computed in accordance with GAAP, adjusted primarily for preferred dividends, depreciation, depletion, amortization, impairments of goodwill and intangible assets, gain (loss) from discontinued operations and ineffectiveness on interest rate hedges.

Net income allocable to common shareholders for the second quarter was $20.1 million, or $0.15 per diluted common share, compared to $96.3 million, or $0.75 per diluted common share for the second quarter 2007. Please see the financial tables that follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Net investment income for the quarter was $156.1 million, compared to $122.3 million for the second quarter 2007. The year-over-year increase was due to growth in the overall loan portfolio, primarily due to the addition of the Fremont assets as well as the amortization of $16.9 million of Fremont loan portfolio purchase discount recognized in the quarter. Net investment income represents interest income, operating lease income and earnings (loss) from equity method investments, less interest expense, operating costs for corporate tenant lease assets and gain (loss) on early extinguishment of debt.

During the quarter the Company funded a total of $981.1 million under new and pre-existing commitments and received $1.2 billion in gross principal repayments. Of the $1.2 billion, $0.5 billion was utilized to pay down the A-participation interest from the Fremont acquisition. During the quarter, the Company closed two new financing commitments for a total of $13.0 million.

During the quarter, the Company realized a total of $308.4 million of gains on asset sales, generating net proceeds of $815.0 million. As previously announced, the Company, along with its partners, closed on the sale of the TimberStar Southwest joint venture and the venture’s 900,000-acre timber property for $1.7 billion, including the assumption of debt. iStar received net proceeds of $417.0 million, representing a gain of $261.7 million, net of minority interest. Additionally, the Company sold its 300,000-acre Maine timber property for $152.9 million, representing a gain of $23.4 million, net of minority interest. The Company also completed the sale of 32 assets in its AutoStar portfolio for total net proceeds of $199.8 million and a gain of $18.4 million. In addition, the Company sold four non-strategic corporate tenant lease assets for total net proceeds of $45.3 million resulting in a total net book gain of $5.0 million.

During the quarter, the Company’s adjusted return on average common book equity was negative. Including realized gains, adjusted return on average common book equity was 18.3%. On a GAAP basis, the Company generated return on average common book equity of 3.5%.

The Company’s equity represented 23.8% of total capitalization at quarter end versus 22.4% at the end of the prior quarter. The Company’s debt to book equity plus accumulated depreciation/depletion and loan loss reserves, each as determined in accordance with GAAP, was 3.2x at June 30, 2008 versus 3.5x at March 31, 2008.

The Company’s net finance margin, calculated as the rate of return on assets less the cost of debt, was 3.13% for the quarter. Excluding the impact of the amortization of the Fremont loan portfolio purchase discount, the Company’s net finance margin was 2.75% for the quarter, versus 3.42% in the prior quarter.

As of June 30, 2008, a one percentage point increase in short-term rates, excluding the impact of interest floors in certain loan assets, would have increased the Company’s adjusted earnings by 1.3%, which is consistent with its match funding policy.

Summary of Capital Markets and Other Initiatives

During the second quarter, the Company issued $750 million of 8.625% senior unsecured notes due 2013. The Company used the proceeds to repay outstanding U.S. dollar indebtedness under its unsecured revolving credit facilities.

As previously announced, during the second quarter the Company closed on a $948 million first mortgage financing transaction secured by 34 properties in the Company’s corporate tenant lease portfolio, representing $1.1 billion of net book value and an appraised value of $1.7 billion.  Additionally, the Company repaid the interim facility used to fund the acquisition of Fremont General’s commercial real estate lending business.

Since December 31, 2007, the Company has generated $2.9 billion of liquidity through its various capital markets initiatives, strategic asset sales and repayments on its diverse portfolio of assets.

As of June 30, 2008, the Company had $1.4 billion of cash and available capacity under $3.9 billion in revolving credit facilities versus $890.6 million at the end of the prior quarter. The Company is currently in compliance with all of its bank and bond covenants.

Risk Management

At June 30, 2008, first mortgages, participations in first mortgages, senior loans and corporate tenant lease investments collectively comprised 89.2% of the Company’s asset base, versus 86.4% in the prior quarter. The Company’s loan portfolio consisted of 78.9% floating rate and 21.1% fixed rate loans, with a weighted average maturity of 2.7 years.

The weighted average last dollar loan-to-value ratio for all structured finance assets was 74.5%. At quarter end, the Company’s corporate tenant lease assets were 94.7% leased with a weighted average remaining lease term of 12.1 years. At June 30, 2008, the weighted average risk ratings of the Company’s structured finance and corporate tenant lease assets were 3.28 and 2.55, respectively, versus 3.12 and 2.51, respectively, in the prior quarter.

As of June 30, 2008, 39 of the Company’s 408 total loans were on non-performing loan (NPL) status, representing $1.3 billion or 10.5% of total gross loan value, compared to 30 loans representing $1.1 billion or 8.0% of total gross loan value in the prior quarter. Gross loan values represent iStar’s book value plus the Fremont A-participation interest. The Company’s total gross loan value at quarter end was $12.8 billion. The Company’s policy is to stop the accrual of interest on loans placed on NPL status.

At the end of the second quarter, the Company had 30 loans on its watch list representing $1.5 billion or 11.4% of total gross loan value, compared to 30 loans representing $1.2 billion or 9.4% of total gross loan value in the prior quarter.

Excluding the Fremont A-participation interest on the associated assets, NPL and watch list assets were $1.1 billion and $1.3 billion, respectively, compared to NPL and watch list assets in the prior quarter of $796.9 million and $1.0 billion, respectively.

At the end of the second quarter, the Company had eight assets classified as other real estate owned (OREO) with a book value of $269.1 million. During the quarter, the Company took title to three properties that served as collateral on its loans, resulting in $10.1 million of charge-offs against the Company’s reserve for loan losses. All of the loans were previously on NPL status and had a gross loan value of $75.2 million prior to the Company receiving title to the properties. Additionally, the Company sold two OREO assets during the quarter for total net proceeds of $81.3 million, which approximated book value at the time of the sale.

At June 30, 2008, the Company had $460.1 million in loan loss reserves versus $252.9 million at March 31, 2008. During the second quarter, the Company recorded $276.7 million in loan loss provisions, including $60.0 million of general provisions and $216.7 million of asset specific provisions. The provisions reflect the continued deterioration in the overall credit markets and its impact on the portfolio as determined in the Company’s regular quarterly risk ratings review process.

The Company’s total loss coverage, defined as the combination of loan loss reserves of $460.1 million and remaining purchase discount from the Fremont acquisition of $94.1 million, was $554.3 million or 4.3% of total gross loan value at the end of the second quarter. This compares to total loss coverage of $367.1 million or 2.8% of total gross loan value in the prior quarter.

During the quarter, the Company recorded $45.2 million of non-cash mark-to-market impairments on four credits in its portfolio. Also included in the second quarter were $51.5 million of non-cash impairments of goodwill and certain intangibles.

Summary of Fremont Contributions to Quarterly Results

At the end of the second quarter, the Fremont portfolio, including additional fundings made during the quarter, had a gross loan value of $4.5 billion consisting of 178 loans versus $4.9 billion consisting of 193 loans at the end of the first quarter 2008.

At the end of the second quarter, the value of the Fremont A-participation interest in the portfolio was $1.9 billion versus $2.4 billion on March 31, 2008. The book value of iStar’s B-participation interest at the end of the second quarter was $2.6 billion versus $2.5 billion on March 31, 2008. During the quarter, iStar received $684.8 million in principal repayments of which the Company retained 30%. The balance of principal repayments was paid to the Fremont A-participation. The weighted average maturity of the portfolio is 10 months.

During the second quarter, iStar funded $313.3 million of commitments related to the portfolio. Unfunded commitments at the end of the second quarter were $1.2 billion, of which the Company expects to fund approximately $1.0 billion based upon its comprehensive review of the portfolio. This compares to unfunded commitments of $1.5 billion at the end of the prior quarter.

At June 30, 2008, there were 26 Fremont loans on NPL status with a gross loan value of $683.0 million versus 20 loans at the prior quarter end, with $494.1 million of gross loan value. In addition, there were 14 loans on the Company’s watch list with a gross loan value of $411.8 million versus 14 loans at the prior quarter end, with $405.4 million of gross loan value. Excluding the Fremont A-participation interest on the associated assets, NPL and watch list assets for the Fremont portfolio were $414.6 million and $241.4 million, respectively, versus $238.1 million and $233.3 million in the prior quarter.

Earnings Guidance and Dividend Estimate

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. For fiscal year 2008, the Company expects diluted adjusted earnings per common share of ($1.75) - ($1.00) , and diluted GAAP earnings per common share of ($1.00) - ($0.25).

The Company currently estimates that its third quarter common stock dividend will be in the range of $0.30 - $0.40 per share. The Company’s Board of Directors will meet at the end of the third quarter to consider the declaration of the actual dividend for the third quarter. The determination of the actual dividend will be based upon the Company’s then-current estimates of its taxable income for the full-year 2008. It is possible that the actual third quarter dividend will be different from the currently expected range. It is the Company’s policy to pay annual dividends in an amount equal to 100% of its annual taxable income. The fourth quarter dividend will be based upon the remaining amount necessary to distribute 100% of taxable income for the year as estimated by the Company at that time.

Share Repurchase Program

The Company’s Board of Directors has approved a $50 million dollar common stock repurchase program. This program is in addition to the Company’s previously disclosed 5 million share repurchase program, which currently has remaining authorization for 700,000 shares. Shares may be purchased under the new program from time to time in the open market and in privately negotiated transactions. There can be no assurance as to the timing or amounts of any purchases under our share repurchase programs.

[Financial Tables to Follow]

*                   *                *

iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, July 31, 2008. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net investment income (1)	$156,058	$122,277	$337,819	$238,215
Other income	7,760	37,953	65,785	65,568
Non-interest expense (2)	(445,633)	(65,884)	(606,389)	(127,164)
Minority interest in consolidated entities	771	15	567	579
Gain on sale of joint venture interest, net of minority interest	261,659	—	261,659	—
Income from continuing operations	(19,385)	94,361	59,441	177,198

Income from discontinued operations	3,689	9,339	9,197	19,185
Gain from discontinued operations, net of minority interest	46,787	5,362	48,843	6,778
Preferred dividends	(10,580)	(10,580)	(21,160)	(21,160)
Net income allocable to common shareholders and HPU holders (3)	$20,511	$98,482	$96,321	$182,001

(1)

Includes interest income, operating lease income and earnings (loss) from equity method investments, less interest expense, operating costs for corporate tenant lease assets and gain (loss) on early extinguishment of debt.

(2)	Includes depreciation and amortization, general and administrative expenses, provision for loan losses, impairments and other expenses.

(3)	HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of	As of
	June 30, 2008	December 31, 2007
	(unaudited)

Loans and other lending investments, net	$10,823,099	$10,949,354
Corporate tenant lease assets, net	$3,120,804	$3,309,866
Other investments	$688,065	$856,609
Total assets	$15,619,140	$15,848,298
Debt obligations	$12,240,439	$12,399,558
Total liabilities	$12,649,933	$12,894,869
Total shareholders’ equity	$2,897,373	$2,899,481

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES

Interest income	$235,354	$192,165	$511,453	$373,025
Operating lease income	80,955	76,449	162,782	147,860
Other income	7,760	37,953	65,785	65,568
Total revenues	324,069	306,567	740,020	586,453

COSTS AND EXPENSES

Interest expense	162,876	139,174	331,091	267,701
Operating costs - corporate tenant lease assets	5,040	7,061	10,393	13,516
Depreciation and amortization	24,886	21,481	49,566	40,233
General and administrative (1)	44,004	39,403	86,780	76,931
Provision for loan losses	276,660	5,000	366,160	10,000
Impairments of goodwill	39,092	—	39,092	—
Impairments of other assets	57,692	—	57,692	—
Other expense	1,704	—	5,504	—
Total costs and expenses	611,954	212,119	946,278	408,381

Income (loss) from continuing operations before other items	(287,885)	94,448	(206,258)	178,072
Gain on sale of joint venture interest, net of minority interest	261,659	—	261,659	—
Earnings (loss) from equity method investments	6,070	(102)	3,473	(1,453)
Minority interest in consolidated entities	771	15	567	579
Income (loss) from continuing operations	(19,385)	94,361	59,441	177,198

Income from discontinued operations	3,689	9,339	9,197	19,185
Gain from discontinued operations, net of minority interest	46,787	5,362	48,843	6,778
Net income	31,091	109,062	117,481	203,161
Preferred dividends	(10,580)	(10,580)	(21,160)	(21,160)
Net income allocable to common shareholders and HPU holders	$20,511	$98,482	$96,321	$182,001

Net income per common share
Basic	$0.15	$0.76	$0.70	$1.40
Diluted (2)	$0.15	$0.75	$0.70	$1.39

Net income per HPU share
Basic (3)	$28.27	$143.80	$132.93	$265.80
Diluted (2) (4)	$28.20	$142.53	$132.33	$263.47

(1)

For the three months ended June 30, 2008 and 2007, includes $7,993 and $3,856 of stock-based compensation expense, respectively. For the six months ended June 30, 2008 and 2007, includes $12,841 and $8,265 of stock-based compensation expense, respectively.

(2)

For the three months ended June 30, 2008 and 2007, includes the allocable share of $1 and $28 of joint venture income, respectively. For the six months ended June 30, 2008 and 2007, includes the allocable share of $2 and $56 of joint venture income, respectively.

(3)

For the three months ended June 30, 2008 and 2007, $424 and $2,157 of net income is allocable to HPU holders, respectively. For the six months ended June 30, 2008 and 2007, $1,994 and $3,987 of net income is allocable to HPU holders, respectively.

(4)

For the three months ended June 30, 2008 and 2007, $423 and $2,138 of diluted net income is allocable to HPU holders, respectively. For the six months ended June 30, 2008 and 2007, $1,985 and $3,952 of net income is allocable to HPU holders, respectively.

iStar Financial Inc.

Earnings Per Share Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
EPS INFORMATION FOR COMMON SHARES

Income (loss) from continuing operations per common share (1)
Basic	$(0.22)	$0.65	$0.27	$1.20
Diluted (2)	$(0.22)	$0.64	$0.28	$1.19

Net income per common share
Basic	$0.15	$0.76	$0.70	$1.40
Diluted (2)	$0.15	$0.75	$0.70	$1.39

Weighted average common shares outstanding
Basic	134,399	126,753	134,330	126,723
Diluted	134,867	127,963	134,874	127,915

EPS INFORMATION FOR HPU SHARES

Income (loss) from continuing operations per HPU share (1)
Basic	$(41.33)	$122.33	$52.86	$227.93
Diluted (2)	$(41.14)	$121.27	$52.53	$225.94

Net income per HPU share (3)
Basic	$28.27	$143.80	$132.93	$265.80
Diluted (2)	$28.20	$142.53	$132.33	$263.47

Weighted average HPU shares outstanding
Basic	15	15	15	15
Diluted	15	15	15	15

(1)	For the three months ended June 30, 2008 and 2007, excludes preferred dividends of $10,580. For the six months ended June 30, 2008 and 2007, excludes preferred dividends of $21,160.

(2)

For the three months ended June 30, 2008 and 2007, includes the allocable share of $1 and $28 of joint venture income, respectively. For the six months ended June 30, 2007 and 2006, includes the allocable share of $2 and $56 of joint venture income, respectively.

(3)

As more fully explained in the Company’s quarterly SEC filings, three plans of the Company’s HPU program vested in December 2002, December 2003 and December 2004. Each of the respective plans contain 5 HPU shares. Cumulatively, these 15 shares were entitled to $424 and $2,157 of net income for the three months ended June 30, 2008 and 2007, respectively, and $1,994 and $3,987 for the six months ended June 30, 2008 and 2007, respectively. On a diluted basis, these cumulative 15 shares were entitled to $423 and $2,138 of net income for the three months ended June 30, 2008 and 2007, respectively, and $1,985 and $3,952 of net income for the six months ended June 30, 2008 and 2007, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
ADJUSTED EARNINGS (1)

Net income	$31,091	$109,062	$117,481	$203,161
Add: Depreciation, depletion and amortization	26,064	23,366	53,701	45,244
Add: Joint venture income	—	31	4	61
Add: Joint venture depreciation, depletion and amortization	1,945	9,748	10,570	20,585
Add: Amortization of deferred financing costs	10,423	6,713	18,773	13,157
Add: Impairments of goodwill and intangible assets	51,549	—	51,549	—
Less: Hedge ineffectiveness, net	(2,341)	—	(850)	—
Less: Preferred dividends	(10,580)	(10,580)	(21,160)	(21,160)
Less: Gain from discontinued operations, net of minority interest	(46,787)	(5,362)	(48,843)	(6,778)
Less: Gain on sale of joint venture interest, net of minority interest	(261,659)	—	(261,659)	—

Adjusted earnings (loss) allocable to common shareholders and HPU holders:
Basic	$(200,295)	$132,947	$(80,438)	$254,209
Diluted	$(200,295)	$132,978	$(80,435)	$254,270

Adjusted earnings (loss) per common share:
Basic (2)	$(1.46)	$1.03	$(0.59)	$1.96
Diluted (3)	$(1.46)	$1.02	$(0.58)	$1.94

Weighted average common shares outstanding:
Basic	134,399	126,753	134,330	126,723
Diluted	134,518	127,963	134,699	127,915

Common shares outstanding at end of period:
Basic	134,327	126,786	134,327	126,786
Diluted	134,462	127,991	134,462	127,991

(1)

Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies. The sum of adjusted earnings plus net realized gains of $308.4 million for the quarter is $105.9. The Company believes it may be useful for investors to consider this amount as an additional measure of performance for the second quarter because the net realized gains relate to sales of assets which were acquired with the expectation that such assets would yield lower current returns but would appreciate in value.

(2)

For the three months ended June 30, 2008 and 2007, excludes ($4,142) and $2,912 of net income (loss) allocable to HPU holders, respectively. For the six months ended June 30, 2008 and 2007, excludes ($1,661) and $5,569 of net income (loss) allocable to HPU holders, respectively.

(3)

For the three months ended June 30, 2008 and 2007, excludes ($4,139) and $2,886 of net income (loss) allocable to HPU holders, respectively. For the six months ended June 30, 2008 and 2007, excludes ($1,668) and $5,519 of net income (loss) allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of	As of
	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS

Loans and other lending investments, net	$10,823,099	$10,949,354
Corporate tenant lease assets, net	3,120,804	3,309,866
Other investments	688,065	856,609
Other real estate owned	269,145	128,558
Assets held for sale	74,910	74,335
Cash and cash equivalents	234,546	104,507
Restricted cash	49,897	32,977
Accrued interest and operating lease income receivable	97,647	121,405
Deferred operating lease income receivable	110,803	102,135
Deferred expenses and other assets	146,038	125,274
Goodwill	4,186	43,278
Total assets	$15,619,140	$15,848,298

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$409,494	$495,311

Debt obligations:
Unsecured senior notes	8,065,284	7,916,852
Unsecured revolving credit facilities	2,430,610	2,681,174
Interim financing facility	—	1,289,811
Secured term loans	1,646,490	413,683
Other debt obligations	98,055	98,038
Total liabilities	12,649,933	12,894,869

Minority interest in consolidated entities	71,834	53,948
Shareholders’ equity	2,897,373	2,899,481
Total liabilities and shareholders’ equity	$15,619,140	$15,848,298

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS	Three Months Ended
June 30, 2008
Net Finance Margin

Weighted average GAAP yield of loan and CTL investments	8.51%
Less: Cost of debt	5.38%
Net Finance Margin (1)	3.13%

Net Finance Margin Excluding Amortization of Discount on Fremont Loans	2.75%

Return on Average Common Book Equity

Average total book equity	$2,874,557
Less: Average book value of preferred equity	(506,176)
Average common book equity (A)	$2,368,381

Net income allocable to common shareholders and HPU holders	$20,511
Net income allocable to common shareholders and HPU holders - Annualized (B)	$82,044

Return on Average Common Book Equity (B) / (A)	3.5%

Adjusted basic earnings allocable to common shareholders and HPU holders (2)	$(200,295)
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$(801,180)

Adjusted Return on Average Common Book Equity (C) / (A)	(33.8)%

Expense Ratio

General and administrative expenses (D)	$44,004
Total revenue (E)	$324,069

Expense Ratio (D) / (E)	13.6%

(1)

Weighted average GAAP yield is the annualized sum of interest income and operating lease income (excluding other income), divided by the sum of average gross corporate tenant lease assets, average loans and other lending investments, average SFAS No. 141 purchase intangibles and average assets held for sale over the period. Cost of debt is the annualized sum of interest expense and operating costs—corporate tenant lease assets, divided by the average gross debt obligations over the period. Operating lease income and operating costs—corporate tenant lease assets exclude SFAS No. 144 adjustments from discontinued operations of $3,434 and ($169), respectively. The Company does not consider net finance margin to be a measure of the Company’s liquidity or cash flows. It is one of several measures that management considers to be an indicator of the profitability of its operations.

(2)

Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

CREDIT STATISTICS	Three Months Ended
	June 30, 2008
Book debt (A)	$12,240,439

Book equity	$2,897,373
Add: Accumulated depreciation/depletion and loan loss reserves	919,209
Sum of book equity, accumulated depreciation/depletion and loan loss reserves (B)	$3,816,582

Book Debt / Sum of Book Equity, Accumulated Depreciation/Depletion and Loan Loss Reserves (A) / (B)	3.2	x

Ratio of Earnings to Fixed Charges	0.9	x

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	0.9	x

Interest Coverage

EBITDA (1) (C)	$221,976
GAAP interest expense (D)	$162,876

EBITDA / GAAP Interest Expense (1) (C) / (D)	1.4	x

Covenant Calculation of Fixed Charge Coverage Ratio (2)	2.4	x

RECONCILIATION OF NET INCOME TO EBITDA (1)

Net income	$31,091
Add: GAAP interest expense	162,876
Add: Depreciation, depletion and amortization	26,064
Add: Joint venture depreciation, depletion and amortization	1,945
EBITDA (1)	$221,976

(1)

EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

(2)

This measure, which is a trailing twelve-month calculation and excludes the effect of impairment charges and other non-cash items, is consistent with covenant calculations included in the Company’s unsecured credit facilities; therefore, we believe it is a useful measure for investors to consider.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

Three Months Ended June 30, 2008	LOANS
			Total/	CORPORATE
		Floating	Weighted	TENANT	OTHER
	Fixed Rate	Rate	Average	LEASING	INVESTMENTS
Amount funded	$68,470	$877,075	$945,544	$22,393	$13,145
Weighted average yield (1)	13.99%	8.46%	8.87%	10.75%	N/A
Weighted average all-in spread/margin (bps) (2)	1,075	586	621	N/A	N/A
Weighted average first $ loan-to-value ratio	54.59%	0.31%	4.25%	N/A	N/A
Weighted average last $ loan-to-value ratio	82.99%	67.02%	68.18%	N/A	N/A

UNFUNDED COMMITMENTS

Number of assets with unfunded commitments					238

Discretionary commitments					$522,620
Non-discretionary commitments					3,402,808
Total unfunded commitments					$3,925,428

Estimated weighted average funding period				Approximately 2.1 years

UNENCUMBERED ASSETS / UNSECURED DEBT

Unencumbered assets (A)					$13,950,012
Unsecured debt (B)					$10,689,042

Unencumbered Assets / Unsecured Debt (A) / (B)					1.3	x

RISK MANAGEMENT STATISTICS

(weighted average risk rating)

	2008		2007
	June 30,	March 31,	December 31,	September 30,	June 30,
Structured finance assets (principal risk)	3.28	3.12	3.07	2.92	2.78
Corporate tenant lease assets	2.55	2.51	2.50	2.48	2.50

(1=lowest risk; 5=highest risk)

(1)	Yield on Fremont loans does not take into account income associated with the amortization of fees and discounts.

(2)	Represents spread over base rate LIBOR (floating-rate loans) and interpolated U.S. Treasury rates (fixed-rate loans) during the quarter.

iStar Financial Inc.

Supplemental Information

(In thousands, except per share amounts)

(unaudited)

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of
	June 30, 2008		December 31, 2007
Value of non-performing loans (1) /
As a percentage of total gross loan value	$1,340,437	10.50%	$1,193,669	8.71%

Reserve for loan losses /
As a percentage of total gross loan value	$460,134	3.61%	$217,911	1.59%
As a percentage of non-performing loans (1)		34.33%		18.26%

RECONCILIATION OF DILUTED GAAP EPS GUIDANCE TO DILUTED ADJUSTED EPS GUIDANCE (2)

Year Ending
December 31, 2008

Earnings per diluted common share guidance	$(1.00) - $(0.25)
Less: Gains, depreciation and other adjustments, net	$0.00 - $1.50
Adjusted earnings per diluted common share guidance	$(1.75) - $(1.00)

(1)	Non-performing loans include iStar’s book value and the Fremont A-participation interest on the associated assets.

(2)

Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF June 30, 2008 (1)

Security Type
First Mortgages / Senior Loans	$10,275	65.4%
Corporate Tenant Leases	3,738	23.8
Mezzanine / Subordinated Debt	1,008	6.4
Other Investments	697	4.4
Total	$15,718	100.0%

Collateral Type
Apartment / Residential	$3,595	22.9%
Land	2,204	14.0
Office (CTL)	1,754	11.2
Industrial / R&D	1,507	9.6
Retail	1,407	9.0
Corporate - Real Estate	1,118	7.1
Entertainment / Leisure	979	6.2
Other	920	5.8
Hotel	914	5.8
Mixed Use / Mixed Collateral	692	4.4
Corporate - Non-Real Estate	374	2.4
Office (Lending)	254	1.6
Total	$15,718	100.0%

Collateral Location
West	$3,503	22.3%
Northeast	2,708	17.2
Southeast	2,606	16.6
Mid-Atlantic	1,668	10.6
Various	1,137	7.2
Central	977	6.2
International	944	6.0
Southwest	893	5.7
South	563	3.6
Northcentral	434	2.8
Northwest	285	1.8
Total	$15,718	100.0%

(1)	Figures presented prior to loan loss reserves, accumulated depreciation and impact of Statement of Financial Accounting Standards No. 141, “Business Combinations.”